UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 8, 2005

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Option Grants to Executive Officers and Directors

     On June 8, 2005, Finisar Corporation (the “Company”) granted options to purchase shares of the Company’s common stock, exercisable at the fair market value of the common stock on the date of grant, to each of the following executive officers:

Name of Officer	Position	No. of Shares

Jerry S. Rawls	President and Chief Executive Officer	500,000

Dave Buse	Senior Vice President, Sales and Marketing	200,000

Anders Olsson	Senior Vice President, Engineering	200,000

Joseph A. Young	Senior Vice President, Operations	200,000

Each option will vest and become exercisable to the extent of twenty percent (20%) of the shares subject to the option on each of the first five anniversaries of the date of grant, subject to the optionee’s continued employment with the Company. The options expire on June 8, 2015.

     On June 8, 2005, the Company also granted an option to purchase 30,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, to David Fries, a non-employee director, and options to purchase 10,000 shares, exercisable at the fair market value on the date of grant, to each of Michael C. Child, Roger C. Ferguson and Larry D. Mitchell, non-employee directors. The option granted to Mr. Fries will vest and become exercisable to the extent of one-third (1/3) of the shares subject to the option on each of the first three anniversaries of the date of grant, and the options granted to the other three directors will vest and become exercisable on the first anniversary of the option grant, in each case subject to the optionee’s continued service as a director. The options expire on June 8, 2015.

     Each option was granted pursuant to the Company’s 1999 Stock Option Plan and the standard form of option agreement used for the grant of options under such plan.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description

10.1	Form of Stock Option Agreement for options granted under the 1999 Stock Option Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Stock Option Agreement for options granted under the 1999 Stock Option Plan